EX-99.h.6.a

AMENDED AND RESTATED EXHIBIT A

DATED August 23, 2021

to the Amended and Restated Expense Limitation Agreement effective as of June 11, 2008, as most recently amended effective February 28, 2017 between

ABERDEEN FUNDS and

ABERDEEN STANDARD INVESTMENTS INC.

(formerly, Aberdeen Asset Management Inc.)

Name of Fund/Class
Aberdeen China A Share Equity Fund	0.99%
Aberdeen Emerging Markets Sustainable Leaders Fund	1.10%
Aberdeen U.S. Sustainable Leaders Smaller Companies Fund	0.90%
Aberdeen Global Equity Fund	1.19%
Aberdeen U.S. Small Cap Equity Fund	0.99%
Aberdeen Intermediate Municipal Income Fund	0.50%
Aberdeen Global Absolute Return Strategies Fund	0.65%
Aberdeen International Small Cap Fund	0.99%
Aberdeen Emerging Markets Fund	1.10%
Aberdeen U.S. Sustainable Leaders Fund	0.90%
Aberdeen Emerging Markets Debt Fund	0.65%
Aberdeen International Sustainable Leaders Fund	0.90%
Aberdeen Global Equity Impact Fund	0.90%
Aberdeen Global High Income Fund	0.75%

* Unless otherwise noted, this contract may not be terminated before February 28, 2022 (February 28, 2023 for Aberdeen International Sustainable Leaders Fund, Aberdeen Global Equity Impact Fund, and Aberdeen Global High Income Fund) with respect to any one or more Funds without the approval of the Independent Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of August 23, 2021.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President

ABERDEEN STANDARD INVESTMENTS INC.

By:	/s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President